Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The 2008 Equity Participation Plan of LTC Properties, Inc. of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedules of LTC Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting of LTC Properties, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Los Angeles, California

July 10, 2008